Exhibit 99.1

Aspen University is working with the Arizona Board of Nursing to remedy our mutual concerns as quickly and expeditiously as possible. We all recognize that the COVID pandemic has damaged the ability of nearly all academic institutions to meet minimum standards much less excel. We intend to continue to work with the Board to ensure our program meets and exceeds the standards set by the State of Arizona.

Aspen began our program in Phoenix three and a half years ago, and our initial cohort graduated in 2020 meeting all State standards. Clearly, we failed to meet those standards in 2021. We adopted numerous changes throughout 2021 increasing the program rigor which are already showing results as we expected. In the first calendar quarter of 2022, we have an 85% pass rate as of 2/10/22.

Aspen was provided the Nursing Board’s consent agreement earlier this week. We are reviewing that presently. We will not, though, sign any agreement that jeopardizes our currently enrolled student’s ability to continue to work within our academic institution to finish their degree. Our most recent test scores indicate our commitment to improvement. It is our hope that the Board of Nursing will recognize our improvements and not choose to diminish our ability to provide a pathway to meet the increasing demand for nurses in Arizona with qualified professionally certified nurses.

/s/ Michael Mathews
Chairman and CEO of Aspen Group, Inc.